PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Owen J. Onsum                                                                                                                                                                                                                                       January 8, 2009
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
                        (707) 678-3041

First Northern Community Bancorp Receives Preliminary Approval
to Participate in the U.S. Treasury Capital Purchase Program

DIXON, Calif. - First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced that it has received preliminary approval to participate in the U.S. Department of Treasury (“U.S. Treasury”) Capital Purchase Program (“CPP”).  The Company applied for and was approved for up to a $17.5 million capital investment.

The U.S. Treasury announced the voluntary Capital Purchase Program on October 14, 2008 to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.  The U.S. Treasury intends to accomplish this by purchasing preferred shares in financially sound financial institutions.

First Northern Community Bancorp’s capital ratios exceed the regulatory guidelines; the Company is considered a ‘well capitalized’ institution with a Tier 1 leverage ratio of 9.37% and a total risk-based capital ratio of 11.92% as of September 30, 2008.  The Bank’s Board of Directors is still assessing the merits of the CPP and has not yet made a final decision on whether to go forward with the Program.

The proposed investment represents approximately 3% of the Company’s risk-weighted assets.  Based on the capital ratios as of September 30, 2008, the additional capital would increase the Company’s Tier 1 leverage ratio to approximately 11.62% and the total risk-based capital ratio to approximately 14.53%.

Owen J. Onsum, President & Chief Executive Officer stated, “First Northern Community Bancorp is giving a good hard look at the Capital Purchase Program.  Being selected to participate in the program is an important indication that the Treasury Department recognizes our strength and stability.  Clearly, the additional capital would enhance our ability to support local economic activity which is exactly what we find attractive about the Program.  As a prudent measure, we are currently analyzing the effects the Program’s investment will have on our overall financial position and determining what impact it will have on shareholder value.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  Total assets at September 30, 2008 were $657.5 million.  First Northern operates 11 branches in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and most recently Auburn.  First Northern also has an SBA Loan Office and full service Trust Department in Sacramento and offers non-FDIC insured Investment and Brokerage Services at each branch location.  For more information about First Northern Community Bancorp and First Northern Bank, visit the Company’s website at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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